Exhibit 99.1

Empire Global Corp. Signs Letter of Intent to Acquire Additional Gaming Operator in Italy.

TORONTO, NEW YORK and ITALY, January 31, 2014 - Empire Global Corp. (the company) (EMGL.OTCQB) announced today the signing of a letter of intent to enter into a definitive agreement to acquire Multigioco Srl. a licensed gaming operator based in Rome, Italy.

Multigioco, established in 2011, is licenced under the Italian national gaming authority Amministrazione Autonoma Monopoli di Stato (AAMS).

The transaction is subject to the completion of a Material Definitive Agreement to take effect upon the completion of the audited financial statements of Multigioco in accordance with the requirements of the Securities and Exchange Act.

The company will make an initial payment of 500,000 Euro plus 3,000,000 common shares and make earn-in payments to a maximum of 3,000,000 Euro over a period of 3 years from the closing date based on EBITDA performance requirements. The transaction will result in Empire Global owning 100% of the issued and outstanding shares of Multigioco Srl. which includes all the assets, intellectual property, operations and licences governed under AAMS in Italy.

Multigioco has over 750 venues under its licence mainly situated throughout Central and South Italy, with an extensive current on-line platform and certified for PosteItalia, MasterCard, Visa and Skrill Gaming Card use and with mobile applications on the horizon. Multigioco operations generated 71 million Euro in Gross Gaming Revenue (GGR) in 2013. Game offerings are currently comprised of Sports betting and lottery terminals which represents the largest turnover through Soccer, Horse Racing and other sports as well as Lottery distribution. Other significant offerings are Casino and Cash Games (Cards), Slots and Bingo, while to a lesser degree various VLT games (i.e. tantalizing games).

Michael Ciavarella, Chairman and Chief Executive Officer of Empire Global Corp., comments, "The acquisition of Multigioco represents a significant accretion to our business build-out blueprint in the European and Central American gaming space.

We intend to aggressively pursue attractively priced, fragmented and profitable gaming operators in Italy with a goal reach critical mass over a 5 year investment horizon."


About Empire Global Corp.

Empire Global Corp. is a development stage company with a view to acquire and operate a portfolio of revenue producing commercial properties in broad industry classifications primarily focused on the hospitality, resort, recreation and travel industry. Additional information may be found on our website at www.emglcorp.com


Forward Looking Statements

Information in this news release may contain statements about future expectations, plans, prospects or performance of Empire Global Corp., that constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "plan", "can be," "expects," "may affect," "believed," "estimate," "project" and similar words and phrases are intended to identify such forward-looking statements. Empire Global Corp. cautions you that any forward-looking information provided by or on behalf of Empire Global Corp. is not a guarantee of future performance. None of the information in this press release constitutes or is intended as an offer to sell securities or investment advice of any kind. Empire Global Corp.'s actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Empire Global Corp.'s control. In addition to those discussed in Empire Global Corp.'s press releases, public filings, and statements by Empire Global Corp.'s management, including, but not limited to, Empire Global Corp.'s estimate of the sufficiency of its existing capital resources, Empire Global Corp.'s ability to raise additional capital to fund future operations, Empire Global Corp.'s ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities, and in identifying contracts which match Empire Global Corp.'s capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Empire Global Corp. does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Contacts:
Michael Ciavarella, B.Sc.
Chairman and CEO
empireglobal@bell.net